EXHIBIT 99.1

Eaton Communications Eaton Center Cleveland, OH 44122 tel: 440-523-4343 MargaretHagan@eaton.com

Date	February 1, 2021
For Release	Immediately
Contact	Margaret Hagan, (440) 523-4343

Eaton signs agreement to acquire Cobham Mission Systems, expanding Eaton Aerospace’s fuel and environmental systems offerings

DUBLIN, Ireland … Power management company Eaton (NYSE:ETN) today announced it has signed an agreement to acquire Cobham Mission Systems (“CMS”), a leading manufacturer of air-to-air refueling systems, environmental systems, and actuation primarily for defense markets. Under the terms of the agreement, Eaton will pay $2.83 billion for CMS, inclusive of $130 million in tax benefits. Excluding the amount paid for tax benefits, the purchase price represents approximately 14 times CMS’s 2020 EBITDA and 13 times its estimated 2021 EBITDA.

“Cobham Mission Systems’ highly complementary products and strong position on growing defense platforms will enhance our fuel systems business and position our Aerospace business for future growth,” said Heath Monesmith, president and chief operating officer, Industrial Sector, Eaton. “We look forward to welcoming CMS to Eaton.”

The acquisition, which is subject to customary closing conditions, is expected to close in the second half of 2021.

Eaton’s mission is to improve the quality of life and the environment through the use of power management technologies and services. We provide sustainable solutions that help our customers effectively manage electrical, hydraulic, and mechanical power – more safely, more efficiently, and more reliably. Eaton’s 2019 revenues were $21.4 billion, and we sell products to customers in more than 175 countries. We have approximately 92,000 employees. For more information, visit Eaton.com.

This news release contains forward-looking statements about the expected closing of the acquisition of Cobham Mission Systems and estimated Cobham Mission Systems 2021 EBITDA. These statements should be used with caution and are subject to various risks and uncertainties, some of which are outside of the company’s control. Factors that could cause these statements to become untrue include possible delay or failure of the satisfaction of all closing conditions. We do not assume any obligation to update these forward-looking statements.

###